Nevada Gold Announces Sale of Colorado Grande Casino

HOUSTON, November 30, 2011 -- Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) today announced the sale of the Colorado Grande Casino in Cripple Creek, Colorado to G Investments, LLC (“Buyer”). Under the terms of the agreement, the Buyer has agreed to pay the Company $3.2 million of which $800,000 will be paid in cash and $2.4 million will be paid in the form of a promissory note. The proceeds will be used to pay down the Company’s debt.

“We believe the sale of the Colorado Grande Casino makes good sense from a strategic perspective. Owning a single, small property in the Cripple Creek market is no longer attractive for us as we are focused on properties with greater earnings potential going forward,” said Robert Sturges, CEO of Nevada Gold. “Additionally, we were able to sell the property at an attractive EBITDA multiple due to the fact that the principal purchaser owns a property in close proximity to the Colorado Grande Casino. This will enable the Buyer to create synergies and efficiencies not available to Nevada Gold.”

The Colorado Grande Casino in Cripple Creek, Colorado is a 7,500 square foot facility which consists of approximately 200 slot machines, seven guest rooms, 44 parking spaces and one restaurant.

Closing of the acquisition is expected to take place before the end of the Company’s 2012 fiscal year and is subject to regulatory approval, no material change in gaming tax law and other customary closing conditions, including a lender’s consent.

About Nevada Gold
Nevada Gold & Casinos, Inc. (NYSE Amex: UWN) of Houston, Texas is a developer, owner and operator of 11 gaming facilities in Colorado and Washington. The following properties are wholly owned and operated by Nevada Gold: Colorado Grande Casino in Cripple Creek, Colorado, the Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob's Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in Seatac, Bothell and Renton, Washington, the Club Hollywood Casino located in Shoreline, Washington, the Royal Casino located in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington and the Golden Nugget Casino located in Tukwila, Washington. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. On October 18, 2011, the Company signed an agreement to acquire a slot route operation in Deadwood, South Dakota which is anticipated to close in the first quarter of 2012. For more information, visit www.nevadagold.com.

Forward-Looking Statements
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Contacts:
Nevada Gold & Casinos, Inc.
Robert B. Sturges, CEO or Jim Kohn, CFO
(713) 621-2245

ICR
Don Duffy
(203) 682-8200